Exhibit 99.1

Internet Brands Appoints Scott Friedman CFO

EL SEGUNDO, Calif. (August 29, 2008) – Internet Brands, Inc. (NASDAQ:INET), today announced it has appointed Scott Friedman to the position of Chief Financial Officer, reporting to CEO Bob Brisco.

Friedman joins Internet Brands with extensive financial experience working with media companies including Sony Pictures Digital, The Walt Disney Company, and most recently, WPT Enterprises, Inc. (WPTE), a NASDAQ listed company.  At WPTE, Friedman served as CFO, where he was responsible for the company’s financial, human resources, information systems and administrative operations. At Sony Pictures Digital, Friedman served as Controller and at The Walt Disney Company he served in several accounting and financial roles. Friedman was a Certified Public Accountant in Virginia while at Arthur Andersen, and holds a Bachelor of Accountancy from George Washington University.

“We are delighted to add Scott to our team,” said Bob Brisco, CEO of Internet Brands. “We’re growing rapidly and we look forward to adding his skills, energy, and enthusiasm.” Friedman assumes his new position today.

Friedman succeeds Alex Hansen, who joined Internet Brands as CFO in November 2006.  Mr. Hansen will continue to be a partner with Tatum, LLC, an executive services and consulting firm.

“Alex played a key role in our IPO process and beyond and we thank him for his service,” said Brisco.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that operates community and e-commerce web sites in automotive, careers, home, shopping, and travel and leisure categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 200 websites, 76 of which each receive more than 100,000 monthly unique visitors.

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